Exhibit 99.1

PennantPark Floating Rate Capital Ltd. Upsizes Credit Facility to $366 Million

MIAMI, September 21, 2022 – PennantPark Floating Rate Capital Ltd. (the “Company”) (NYSE: PFLT) (TASE: PFLT) announced that it increased the size of its multi-currency, senior secured credit facility (as amended, the “Credit Facility”) from $300 million to $366 million and replaced the London interbank offer rate, or LIBOR, benchmark provisions with secured overnight financing rate, or SOFR, benchmark provisions. All other terms remain unchanged.

“We are pleased to have upsized our Credit Facility and it nicely complements our unsecured bonds and permanent equity base. We are delighted with the continued confidence and support from our lending partners,” said Chairman and Chief Executive Officer Arthur H. Penn, adding “This increased facility will expand our ability to serve middle-market sponsor and borrower clients by providing them with larger senior secured solutions.”

The Credit Facility is secured by all of the assets held by PennantPark Floating Rate Funding I, LLC, a wholly-owned subsidiary of the Company, and includes customary covenants, including minimum asset coverage and minimum equity requirements.

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market private companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle market credit platform, managing $6.0 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston and Los Angeles.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports PennantPark Floating Rate Capital Ltd. files under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

The information contained herein is based on current tax laws, which may change in the future. The Company cannot be held responsible for any direct or incidental loss resulting from applying any of the information provided in this publication or from any other source mentioned. The information provided in this material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

CONTACT:

Richard T. Allorto, Jr.

PennantPark Floating Rate Capital Ltd.

(212) 905-1000

www.pennantpark.com